                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No._______)/1/



                            RED BRICK SYSTEMS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   756422101
--------------------------------------------------------------------------------
                                (CUSIP Number)
                                ______________

/1/   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                               Page 1 of 6 Pages
                                  No Exhibits

-----------------------                                  ---------------------
  CUSIP NO. 756422101                   13G               PAGE 2  OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CHRISTOPHER G. ERICKSON, ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            835,870 shares of Common Stock outstanding and
                          124,955 shares of Common Stock issuable upon
      SHARES              exercise of outstanding options.

                   -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             835,870 shares of Common Stock outstanding and
                          124,955 shares of Common Stock issuable upon
      PERSON              exercise of outstanding options.

                    -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 shares

 ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      960,825 shares of Common Stock

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.85

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
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                                                               PAGE 3 OF 6 PAGES

ITEM 1(a).     NAME OF ISSUER:
               --------------

               Red Brick Systems, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------

               485 Alberto Way
               Los Gatos, CA  95032

ITEM 2(a).     NAME OF PERSON FILING:
               ---------------------

               Christopher G. Erickson (the "Reporting Person")

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
               ------------------------------------------------------------

               Red Brick Systems, Inc.
               485 Alberto Way
               Los Gatos, CA  95302

ITEM 2(c).     CITIZENSHIP:
               -----------

               United States of America

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               ----------------------------

               Common Stock

ITEM 2(e).     CUSIP NUMBER:
               ------------

               756422101

ITEM 3.        Not Applicable.
               --------------
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                                                               PAGE 4 OF 6 PAGES

ITEM 4.        OWNERSHIP:
               ---------

     The following information with respect to the ownership of Common Stock of the Issuer by the person filing this Statement is provided as of December 31, 1997:

          (a)   Amount beneficially owned:
                -------------------------

                See Row 9 of cover page for the Reporting Person.

          (b)   Percent of Class:
                ----------------

                See Row 11 of cover page for the Reporting Person.

          (c)   Number of shares as to which such person has:
                --------------------------------------------

                (i)   Sole power to vote or to direct the vote:
                      ----------------------------------------

                      See Row 5 of cover page for the Reporting Person.

                (ii)  Shared power to vote or to direct the vote:
                      ------------------------------------------

                      See Row 6 of cover page for the Reporting Person.

               (iii)  Sole power to dispose or to direct the disposition of:
                      -----------------------------------------------------

                      See Row 7 of cover page for the Reporting Person.

                (iv)  Shared power to dispose or to direct the disposition of:
                      -------------------------------------------------------

                      See Row 8 of cover page for the Reporting Person.
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                                                               PAGE 5 OF 6 PAGES


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
         --------------------------------------------

         Not Applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         ---------------------------------------------------------------

         Not Applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         ----------------------------------------------------------------------
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         --------------------------------------------------------

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         ---------------------------------------------------------

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
         ------------------------------

         Not Applicable.

ITEM 10. CERTIFICATION:
         -------------

         Not Applicable.

                                                               PAGE 6 OF 6 PAGES

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           Dated:  February 12, 1998




                                            /s/ Christopher G. Erickson
                                            -------------------------------
                                            CHRISTOPHER G. ERICKSON